SOMMER & SCHNEIDER LLP
                          595 STEWART AVENUE, SUITE 710
                           GARDEN CITY, NEW YORK 11530
                                  ------------
Herbert H. Sommer                                       TELEPHONE (516) 228-8181
Joel C. Schneider                                       FACSIMILE (516) 228-8211



                                                  June 22, 2000



Global Telecommunication Solutions, Inc.
317 Madison Avenue, Suite 807
New York, NY  10017

         Re:      Global Telecommunication Solutions, Inc.
                  Registration Statement on SB-2

Gentlemen:

                  We are familiar with the Registration Statement on Form SB-2 to be filed by Global Telecommunication Solutions, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to the offering by the Company and certain Selling Security Holders of up to 7,604,672 shares of the Company's common stock (the "Shares"). Of the 7,604,672 Shares, 5,455,762 were issued by the Company in certain private placements and 2,148,910 will be issued upon the exercise of outstanding options and warrants.

                  We are familiar with the Company's Articles of Incorporation and all amendments thereto, its By-Laws and all amendments thereto, records of meetings and consents of its Board of Directors and of its stockholders provided to us by the Company, and its stock records. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

                  Based on the foregoing, it is our opinion that the Company has corporate power adequate for the issuance of the Shares in accordance with the Registration Statement. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares. The 5,455,762 outstanding Shares have been legally issued, fully paid and are non-assessable. When certificates for the 2,148,910 Shares issuable upon the exercise of the options and warrants have been duly executed and countersigned, and delivered against due receipt of consideration therefor as described in the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

         This opinion letter is based as to matters of law solely on the Delaware General Corporation Law. I express no opinion herein as to any other laws, statutes, regulations or ordinances.

Global Telecommunication Solutions, Inc.
June 22, 2000
Page 2


         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the incorporated reference to us under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                                   Very truly yours,

                                                   /s/ Herbert H. Sommer
                                                   ---------------------
                                                   Herbert H. Sommer, Partner
                                                   for the firm